Exhibit 99.1

Adamas Reports Third Quarter 2019 Financial Results
- Third quarter GOCOVRI® product sales of $13.9 million; total prescriptions grew to approximately 6,640
- Topline results from INROADS Phase 3 study of ADS-5102 (GOCOVRI) for walking impairment in patients with multiple sclerosis (MS) expected second half December 2019

EMERYVILLE, Calif., November 7, 2019 -- Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS), a fully-integrated pharmaceutical company pioneering time-dependent medicines for central nervous system (CNS) disorders, today reported financial results for the third quarter ended September 30, 2019, as well as recent corporate developments.
“I’m impressed with the team we have in place and their commitment to develop and commercialize medicines intended to lessen the burden of chronic neurological diseases on patients, caregivers and society,” said Neil F. McFarlane, Chief Executive Officer. “We continue to identify and execute opportunities to advance GOCOVRI’s commercial performance for the benefit of Parkinson’s disease patients with dyskinesia and OFF. During the quarter, driven by new patients and strong persistence, total GOCOVRI prescriptions continued sequential quarter-over-quarter growth.” Mr. McFarlane continued, “In the second half of December, we plan to report topline data from our INROADS Phase 3 study of ADS-5102 for walking impairment in patients with multiple sclerosis. If successful, this potential second indication for GOCOVRI could be a valuable treatment option for these patients for whom walking impairment remains a significant unmet need.”
Adamas corporate update
•Neil McFarlane joined Adamas as Chief Executive Officer in September 2019.
GOCOVRI commercialization updates
•GOCOVRI product sales were $13.9 million in the third quarter of 2019, compared to $12.7 million in the second quarter of 2019.
•GOCOVRI generated approximately 6,640 total prescriptions (TRx) in the third quarter of 2019, an 8% sequential increase over approximately 6,160 TRx in the second quarter of 2019. The number of new patients starting on GOCOVRI, primarily patients receiving medication through the free trial program, was approximately 710 in the third quarter, compared to 740 in the second quarter of 2019.
•Continued strong patient persistence of 45%-50% at 12 months for GOCOVRI.
ADS-5102 development update
•Topline results from the INROADS Phase 3 study of ADS-5102 for walking impairment in patients with multiple sclerosis (MS) are expected in the second half of December 2019.
Financial results
Product sales
GOCOVRI product sales were $13.9 million for the third quarter of 2019, up 31% compared to $10.6 million in the same period in 2018. GOCOVRI product sales were $38.3 million for the nine months ended September 30, 2019, up 85% compared to $20.7 million in the first nine months of 2018.
GOCOVRI received U.S. Food and Drug Administration (FDA) approval in August 2017, becoming the first and only U.S. FDA-approved medicine indicated for the treatment of dyskinesia in patients with

Parkinson’s disease receiving levodopa-based therapy. Adamas began commercial promotion of GOCOVRI in January 2018.
Research and Development (R&D) expenses
R&D expenses for the third quarter of 2019 were $6.0 million, compared to $11.7 million for the same period a year ago. For the nine months ended September 30, 2019, R&D expenses were $24.9 million, compared to $28.7 million for the nine months ended September 30, 2018. R&D expenses in both periods were primarily attributable to the INROADS Phase 3 study of ADS-5102 for the treatment of walking impairment in patients with MS.
Selling, General and Administrative (SG&A) expenses
SG&A expenses for the third quarter of 2019 were $31.2 million, compared to $27.5 million for the same period a year ago. For the nine months ended September 30, 2019, SG&A expenses were $84.1 million, compared to $81.6 million for the nine months ended September 30, 2018. SG&A expenses in both periods were primarily attributable to external and sales force costs related to GOCOVRI commercialization.
Net loss
Net loss was $27.6 million, or $0.99 per share, basic and diluted, for the third quarter of 2019, compared to a net loss of $33.2 million, or $1.22 per share, basic and diluted, for the third quarter of 2018. Net loss for the third quarters of 2019 and 2018 included $4.5 million and $4.1 million, respectively, in non-cash stock-based compensation expense. Net loss for the nine months ended September 30, 2019, was $82.1 million, or $2.97 per share, basic and diluted, compared with a net loss for the same period in 2018 of $102.1 million, or $3.82 per share, basic and diluted. The net loss for the first nine months of 2019 and 2018 included $10.8 million and $12.0 million, respectively, in non-cash stock-based compensation expense.
Cash and investments
As of September 30, 2019, Adamas had $150.2 million of cash, cash equivalents and available-for-sale securities, compared to $210.9 million at December 31, 2018.
Investor conference call and webcast
Adamas will host a conference call and webcast today, November 7, 2019, at 4:30 p.m. ET (1:30 p.m. PT). The conference call may be accessed by dialing (844) 215-3280 for participants in the U.S. or Canada and (484) 747-6383 for international callers. The webcast can be accessed live via the investor section of the Adamas website at http://ir.adamaspharma.com/events-presentations and will be available for replay until February 7, 2020.
About GOCOVRI®
GOCOVRI® (amantadine) extended-release capsules is the first and only FDA-approved medicine indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications. It is also the only medicine clinically proven to reduce both dyskinesia and OFF.
Taken once daily at bedtime, GOCOVRI provides an initial lag and a slow rise in amantadine concentration during the night, resulting in a high concentration from the morning and throughout the waking day. Additionally, in the clinical trials, the adjunctive use of GOCOVRI did not require dose changes to dopaminergic therapies.
For more information about GOCOVRI, please visit www.GOCOVRI.com.

About ADS-5102
Adamas is currently evaluating ADS-5102 in the INROADS Phase 3 clinical study for walking impairment in patients with multiple sclerosis. ADS-5102 was previously approved by the FDA under the trade name GOCOVRI (amantadine) extended-release capsules for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy. GOCOVRI is not FDA-approved for the treatment of walking impairment in patients with multiple sclerosis.
About Adamas Pharmaceuticals, Inc.
Adamas’ goal is to create and commercialize a new generation of medicines intended to lessen the burden of chronic neurologic diseases on patients, caregivers and society using its deep understanding of time-dependent biology. For more information about Adamas and its unique approach to developing medicines based on time-dependent biology, please visit www.adamaspharma.com.
Forward-looking statements
Statements contained in this press release regarding matters that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release regarding Adamas’ expectations regarding the performance of GOCOVRI or of topline data from its INROADS Phase 3 study expected in the second half of December 2019. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. For a description of risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to Adamas’ research, clinical, development and commercial activities relating to GOCOVRI and ADS-5102, and the regulatory and competitive environment and Adamas’ business in general, see Adamas’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 7, 2019, particularly under the caption “Risk Factors.” Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Adamas undertakes no obligation to update any forward-looking statement in this press release, except as required by law.
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Contact:

Investors:	Media:
Peter Vozzo	Sarah Mathieson
Westwicke	Vice President of Corporate Communications
443-213-0505	510-450-3528
peter.vozzo@westwicke.com	smathieson@adamaspharma.com

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Product sales	$13,933	$10,613	$38,289	$20,731
Costs and operating expenses:
Cost of product sales	929	100	2,027	198
Research and development	6,042	11,709	24,854	28,703
Selling, general and administrative, net	31,180	27,491	84,084	81,553
Total costs and operating expenses	38,151	39,300	110,965	110,454
Loss from operations	(24,218)	(28,687)	(72,676)	(89,723)
Interest and other income, net	512	921	1,969	2,931
Interest expense	(3,876)	(5,386)	(11,404)	(15,324)
Net loss	$(27,582)	$(33,152)	$(82,111)	$(102,116)
Net loss per share, basic and diluted	$(0.99)	$(1.22)	$(2.97)	$(3.82)
Weighted average shares used in computing net loss per share, basic and diluted	27,778	27,266	27,605	26,728

Adamas Pharmaceuticals, Inc.
Unaudited Consolidated Balance Sheet Data
(in thousands)

	September 30, 2019	December 31, 2018
Cash, cash equivalents, and available-for-sale securities	$150,240	$210,870
Total assets	180,439	234,814
Total current liabilities	26,358	24,276
Long-term debt	124,078	117,457
Total liabilities	160,682	144,929
Total stockholders’ equity	19,757	89,885